Filed Pursuant to Rule 433

Registration Statement No. 333-258512

May 6, 2024

PRICING TERM SHEET

5.375% DEBENTURES, SERIES 2024 A

5.70% DEBENTURES, SERIES 2024 B

Issuer:	Consolidated Edison Company of New York, Inc. (the “Issuer”)

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	5.375% Debentures, Series 2024 A due 2034 (the “2024 A Debentures”)	5.70% Debentures, Series 2024 B due 2054 (the “2024 B Debentures”)

Principal Amount:	$400,000,000	$1,000,000,000

Interest Rate:	5.375% per annum	5.70% per annum

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2024	May 15 and November 15, commencing on November 15, 2024

Maturity Date:	May 15, 2034	May 15, 2054

Benchmark Treasury:	4.000% due February 15, 2034	4.750% due November 15, 2053

Benchmark Treasury Price / Yield:	96-03+/ 4.496%	101-19+/ 4.649%

Spread to Benchmark Treasury:	+90 basis points	+110 basis points

Yield to Maturity:	5.396%	5.749%

Public Offering Price:	99.838% of the principal amount	99.302% of the principal amount

Optional Redemption Provisions:
Make-Whole Call:	Prior to February 15, 2034 (three months prior to the maturity date of the 2024 A Debentures) (the “2024 A Par Call Date”), the Issuer may redeem the 2024 A Debentures at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2024 A Debentures matured on the 2024 A Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement related to the 2024 A Debentures) plus 15 basis points, less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the 2024 A Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.	Prior to November 15, 2053 (six months prior to the maturity date of the 2024 B Debentures) (the “2024 B Par Call Date”), the Issuer may redeem the 2024 B Debentures at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2024 B Debentures matured on the 2024 B Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement related to the 2024 B Debentures) plus 20 basis points, less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the 2024 B Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call:	On or after the 2024 A Par Call Date, the Issuer may redeem the 2024 A Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2024 A Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.	On or after the 2024 B Par Call Date, the Issuer may redeem the 2024 B Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2024 B Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Pricing Date:	May 6, 2024

Settlement Date:	May 9, 2024 (T+3)

CUSIP:	209111 GH0 / US209111GH08	209111 GK3 / US209111GK37

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.